Vanguard 500 Index Fund Series 1
Exhibit 77.Q.1


74. Condensed balance sheet data
										($000's omitted)
	A.   Cash								$0
	B.   Repurchase agreements						$538,207
	C.   Short-term debt securities other that repurchase agreements		$10,675
	D.   Long-term debt securities including convertible debt			$0
E. Preferred, convertible preferred and adjustable rate preferred stock		$0
F. Common stock							$104,544,391
G. Options on equities							$0
H. Options of all futures							$0
I. Other Investments							$20,157
J. Receivables from portfolio instruments sold				$16,976
K. Receivables from affiliated persons					$0
L. Other receivables							$365,693
M. All other assets							$0
N. Total assets								$105,496,099
O. Payables for portfolio instruments purchased				$243,680
P. Amounts owed to affiliated persons					$33,478
Q. Senior long-term debt							$0
R. Other liabilities							$0
1.  Reverse repurchase agreements					$0
2.  Short sales							$0
3.  Written options							$0
4.  All other liabilities							$566,615
	S.    Senior equity								$0
	T.    Net assets of common shareholders					$104,652,326